Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Amendment (“Amendment”), dated September 18, 2006, to the Employment Agreement, dated as of April 6, 2004 (the “Agreement”), among, Arch Capital Group Ltd., a Bermuda company (the “Company”), and Paul B. Ingrey (the “Executive”).  Capitalized terms used without definition herein have the meanings given to them in the Agreement.

NOW, THEREFORE, the parties have agreed to amend the Agreement as follows:

1.                   Section 3.01 shall be hereby amended and restated as follows:

“SECTION 3.01.  Position and Duties.  The Executive shall serve as Chairman of the Company and senior advisor to the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company.  As part of such engagement, the Executive shall not be required to be involved in any aspect of the operation or day-to-day management of the Company.”

2.                   SECTION 5.01 shall be hereby amended and restated as follows:

“SECTION 5.01.  Term.  The Employment Period shall continue for an indefinite period until terminated (a) by either party by providing at least six months’ prior written notice to the other party, provided that such notice may not be given prior to October 24, 2007, such notice to be effective six months thereafter, (b) upon the Executive’s death or Permanent Disability, or (c) by the Company for Cause.”

3.                   All other provisions of the Agreement shall remain in full force and effect.  This amendment shall be governed by and construed in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws, and may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Constantine Iordanou
Printed Name:	Constantine Iordanou
Title:	President & Chief Executive Officer

/s/ Paul B. Ingrey
Paul B. Ingrey